EXHIBIT 10-V

Summary of Certain Director and Executive Compensation

Named Executive Officer Compensation

2004 Bonuses

On March 16, 2005, the Compensation Committee of the Board of Directors of Priority Healthcare Corporation (the “Company”) approved payment of cash bonus awards for 2004 in the following amounts to the Company’s Chief Executive Officer and four other most highly compensated executive officers (the “Named Executive Officers”):

Name and Principal Position	Bonus
Steven D. Cosler, President and Chief Executive Officer	$282,792
Kim K. Rondeau, Executive Vice President—Specialty Pharmacy Sales and Marketing	$81,616
Tracy Nolan, Executive Vice President and Chief Operating Officer	$88,594
Rebecca M. Shanahan, Executive Vice President—Administration, Secretary and General Counsel	$87,900
Guy F. Bryant, Executive Vice President— Distribution Services	$72,708

2005 Salaries and Benefits

The following are the current base salary levels of the Company’s Named Executive Officers:

Name	Salary
Steven D. Cosler, President and Chief Executive Officer	$525,000
Kim K. Rondeau, Executive Vice President—Specialty Pharmacy Sales and Marketing	$325,000

Tracy Nolan, Executive Vice President and Chief Operating Officer	$300,000
Rebecca M. Shanahan, Executive Vice President—Administration, Secretary and General Counsel	$255,000
Guy F. Bryant, Executive Vice President—Distribution Services	$257,000

Each of the Named Executive Officers has an employment agreement with the Company. A copy of each such employment agreement has been filed as an exhibit to the Company’s reports under the Securities Exchange Act of 1934, as amended, and is incorporated herein by reference.

The Named Executive Officers are also eligible to receive awards under the Company’s 1997 Stock Option and Incentive Plan.

Each of the Named Executive Officers is also eligible to participate in the Company’s qualified profit sharing plan and non-qualified deferred compensation plan. The Company also contributes amounts to premiums under group life insurance that covers the Named Executive Officers.

2005 Bonus Criteria

Each of the Named Executive Officers of the Company is also eligible to receive an annual bonus pursuant to the Company’s 2003 Cash Bonus Performance Plan for Executives (the “Plan”). The Compensation Committee has established targeted levels of net sales and net earnings amounts for the Company for the 2005 fiscal year, the achievement of which will trigger bonus payments to the Named Executive Officers under the Plan. In addition, the Compensation Committee has established individual bonus criteria for each of the Named Executive Officers that include criteria relating to the areas for which he or she is responsible, such as revenue and profitability, selling, general and administrative expenses, EBITDA, new programs, customer satisfaction, reduction of employee attrition, innovation, corporate development and systems and processes. The Named Executive Officers may receive bonus amounts pursuant to the criteria under the Plan and the additional individual criteria, up to the following percentage ranges of their salaries: Mr. Cosler, 50% to 150%; and Ms. Rondeau, Mr. Nolan, Ms. Shanahan and Mr. Bryant, 30% to 90%. Payment of bonuses, if any, is normally made in March after the end of the performance period during which bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

Director Compensation

The Company pays each member of the Board of Directors who is an “independent director,” as such term is defined by the listing rules of the Nasdaq Stock Market, as in effect from time to time, the following: (i) an annual retainer of $15,000 payable as follows: (A) one-half, or $7,500, paid in twelve equal monthly installments of $625 each, and (B) one-half, or $7,500, paid in the form of shares of Class B Common Stock granted under the Company’s Outside Directors Stock Plan (the “Directors Plan”) valued at 100% of the fair market value of such shares on the date of grant, with the date of grant being the date of the annual meeting of shareholders of the Company held each year; and (ii) $1,000 for attending (in person or by telephone) any Board meeting, and $500 for attending (in person or by telephone) any meeting of a committee of the Board of Directors. All directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings. The Company also pays approximately $96,000 per year to Mr. William E. Bindley for services that he provides in his capacity as Chairman of the Board. Mr. Bindley does not participate in any benefit plans of the Company, other than the Company’s health insurance plan. The Company also pays approximately $100,000 per year to Mr. Robert L. Myers for services he provides in his capacity as Vice Chairman of the Board. Mr. Myers also participates in the Company’s group life insurance and health insurance plans.

In addition, pursuant to the Directors Plan, each Eligible Director (as defined therein) is automatically granted an option to purchase 4,000 shares of Class B Common Stock on June 1 of each year, subject to future increases or decreases by the Compensation Committee in its discretion. The option exercise price per share is equal to the fair market value of one share of Class B Common Stock on the date of grant. Each option becomes exercisable six months following the date of grant and expires ten years following the date of grant.